Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BancTrust Financial Group, Inc.

We consent to the incorporation by reference in the Registration Statements (Nos. 333-71910, 333-87659, 333-76575, and
333-106621) on Form S-8 and Registration Statement (No. 333-115129) on Form S-3 of BancTrust Financial Group, Inc. of our report dated March 15, 2005, except for the portion of note 2 that addresses the sale of Sweet Water State Bank, as to which the date is August 1, 2005, with respect to the consolidated statements of condition of BancTrust Financial Group, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and our report dated March 15, 2005 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Current Report on Form 8-K dated September 8, 2005 of BancTrust Financial Group, Inc.

/s/ KPMG LLP

Birmingham, Alabama

September 8, 2005